                                                                    EXHIBIT 21.1

SUBSIDIARIES


Caldera Systems, Inc.
The Santa Cruz Operation Pty. Limited
SCO Canada, Co.
The Santa Cruz Operation (France) SARL
The Santa Cruz Operation (Deutschland) GmbH
The Santa Cruz Operation (Italia) Srl
The Santa Cruz Operation de Mexico, S. DE R.L. De C.V.
The Santa Cruz Operation (Asia) Ltd.
SCO Foreign Sales Corporation
SCO, Kabushiki Kaisha
The Santa Cruz Operation Latin America, Inc.
Nihon SCO Limited
SCO do Brazil Limitada